Exhibit 99.4

Disclosure Statement - Exhibit D - Projections - Regulation G Reconciliation

DYNEGY INC.

Projections Exhibit (1)

(IN MILLIONS)

	Dynegy Consolidated - 2012 By Quarter				Dynegy Consolidated
	Q1 2012	Q2 2012	Q3 2012	Q4 2012	2012E	2013E	2014E	2015E
Gross Margin	$169.0	$168.7	$265.3	$159.5	$762.5	$792.3	$625.7	$690.2
Plus / (Less):
Mark-to-market gains, net	(15.6)	(33.0)	(50.3)	(33.4)	(132.2)	(1.9)	—	—
Independence amortization expense	9.7	9.7	9.7	9.7	38.8	39.0	31	(5.0)
Adjusted Gross Margin	163.1	145.4	224.7	135.8	669.1	829.4	656.7	685.2
Operating Expenses	(84.1)	(97.0)	(73.7)	(73.1)	(327.9)	(283.5)	(279.2)	(279.5)
General and Administrative Expense	(25.2)	(23.7)	(23.4)	(23.8)	(96.1)	(86.2)	(86.0)	(85.9)

Adjusted EBITDA	$53.8	$24.7	$127.7	$38.9	$245.1	$459.7	$291.5	$319.8

CASH FLOW Projections Exhibit

(IN MILLIONS)

	Dynegy Consolidated - 2012 By Quarter				Dynegy Consolidated
	Q1 2012	Q2 2012	Q3 2012	Q4 2012	2012E	2013E	2014E	2015E
Cash Flow from Operations	3.5	12.6	111.5	10.7	138.3	195.4	29.1	60.2
Maintenance Capital Expenditures	(22.4)	(28.9)	(26.3)	(63.7)	(141.4)	(118.5)	(121.3)	(77.0)
Environmental Capital Expenditures	(24.9)	(20.7)	(19.5)	(21.1)	(86.2)	(23.4)	(6.5)	(9.0)
Free Cash Flow	(43.8)	(37.0)	65.7	(74.1)	(89.3)	53.5	(98.7)	(25.8)
Plus: Interest Payments	39.4	39.3	39.2	76.3	194.2	254.3	258.4	256.4
Unlevered Cash Flow	$4.4	$2.3	$104.9	$2.2	$104.9	$307.8	$159.7	$230.6

Net Cash Provided (Used) in Investing Activities	$(47.3)	$(104.6)	$(45.8)	$155.3	$(42.4)	$(107.3)	$(89.1)	$(85.6)

Net Cash Used in Financing Activities	$(23.1)	$(557.9)	$(4.3)	$(169.3)	$(754.4)	$(34.9)	$(38.7)	$(0.4)

	Dynegy Consolidated - 2012 By Quarter				Dynegy Consolidated
	Q1 2012	Q2 2012	Q3 2012	Q4 2012	2012E	2013E	2014E	2015E
Net Income (Loss)	$(33.0)	$(116.8)	$1.0	$(63.3)	$(212.5)	$(148.3)	$(309.6)	$(339.1)
Add Back:
Income Tax Expense (Benefit)	(22.1)	(78.0)	1.1	(42.4)	(141.1)	(99.0)	(206.0)	(226.0)
Interest Expense	40.9	167.8	90.5	89.2	388.4	350.9	454.7	571.6
Depreciation and Amortization Expense	73.9	75.0	75.7	79.1	303.7	319.0	321.4	318.3
EBITDA	59.7	48.0	168.3	62.6	338.5	422.6	260.5	324.8
Plus / (Less):
Independence amortization expense	9.7	9.7	9.7	9.7	38.8	39.0	31	(5.0)
Mark-to-market gains, net	(15.6)	(33.0)	(50.3)	(33.4)	(132.2)	(1.9)	—	—
Adjusted EBITDA	53.8	24.7	127.7	38.9	245.1	459.7	291.5	319.8

Net Debt

(IN MILLIONS)

	Dynegy Consolidated - 2012 By Quarter				Dynegy Consolidated
	Q1 2012	Q2 2012	Q3 2012	Q4 2012	2012E	2013E	2014E	2015E

Total Debt	$5,261.8	$2,702.3	$2,698.0	$2,528.7	$2,528.7	$2,493.8	$2,455.0	$2,454.6
Less:
Cash and Cash Equivalents	(778.2)	(128.4)	(189.9)	(186.7)	(186.7)	(239.8)	(141.1)	(115.3)
Unused Collateral Restricted Cash	(272.2)	(272.2)	(271.9)	(145.0)	(145.0)	(145.0)	(145.0)	(145.0)
Net Debt	$4,211.5	$2,301.6	$2,236.2	$2,197.0	$2,197.0	$2,109.0	$2,168.9	$2,194.3

(1)          Net Income (Loss), EBITDA and Adjusted EBITDA exclude the impact of any gain or loss that may result at the Chapter 11 emergence date. In addition, estimated transaction and restructuring costs of $100 million as well as estimated accrued interest of $72 million associated with the new notes has been included in 2012 Net Cash Used in Financing Activities.